Exhibit 99.1

Walker & Dunlop Announces Benefits from Enactment of Tax Cuts and Jobs Act

Bethesda, Maryland – January 31, 2018 –  Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced its expectations for the impact of the Tax Cuts and Jobs Act legislation, which was signed into law on December 22, 2017. As a result of the decrease in the federal corporate income tax rate from 35% to 21%, the Company expects:

•

A one-time, non-cash benefit of approximately $59 million to net income, or $1.83 per diluted share, in the fourth quarter of 2017 due to the revaluation of its net deferred tax liabilities at the reduced federal corporate tax rate.

•	An effective corporate tax rate in 2018 that, at this time, the Company estimates will be in the range of 25% to 28%.

Chief Financial Officer,  Steve Theobald,  commented, “As a company with no foreign subsidiaries and few opportunities for tax shields, the reduction in the corporate tax rate due to the Tax Cuts and Jobs Act will have an immediate positive impact on our earnings and cash flow going forward.”

As previously announced, the Company will report its fourth quarter and full year 2017 results on February 7, 2018 at 8:30 a.m. Eastern.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 600 professionals in 28 offices across the nation with an unyielding commitment to client satisfaction.

Forward-Looking Statements

The statements contained in this press release regarding expected financial benefits resulting from the Tax Cuts and Jobs Act legislation may constitute forward-looking statements within the meaning of the federal securities laws.

The forward-looking statements reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While the forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Our actual financial results may differ materially from the expected results included in the forward-looking statements due to, among other things, changes in our interpretations and assumptions with respect to the Tax Cuts and Jobs Act legislation, and additional guidance and/or regulations that may be issued by the I.R.S. or U.S Department of Treasury with respect thereto.

For a further discussion of other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K, as it may be updated or supplemented by our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Montz	Susan Weber
Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com

Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814